UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 11, 2015

FENIX PARTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37382	46-4421625
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

One Westbrook Corporate Center, Suite 920

Westchester, Illinois 60154

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(630) 480-6413

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Directors

Two of our directors, Frank J.M. ten Brink and Richard T. Kogler, resigned as directors on June 11, 2015. At the time of their resignations, Mr. ten Brink was serving as the chair of the audit committee and a member of the compensation committee, and Mr. Kogler was serving as a member of the audit and compensation committees.

We believe, on the basis of their letters of resignation, that the resignations of Messrs. ten Brink and Kogler were a result of a conflict of interest arising from a pending dispute between their employer, Stericycle, Inc. (“Stericycle”), and our president and chief executive officer, W. Kent Robertson, a former employee of Stericycle. The resignations of Messrs. ten Brink and Kogler were not because of a disagreement with us regarding our operations, practices or policies.

The dispute with Stericycle relates to whether Mr. Robertson, individually and as our president and chief executive officer, violated the provisions of a November 2010 agreement with Stericycle, where Mr. Robertson was then employed, by reason of our offers of employment to two Stericycle employees following the completion of our initial public offering last month (May 2015). We do not believe that our offers of employment violated the provisions of Mr. Robertson’s agreement.

Messrs. ten Brink and Kogler are currently officers and employees of Stericycle and formerly served as its chief financial officer and chief operating officer, respectively. They resigned as directors in compliance with Stericycle’s conflict of interest policy. As each of them put it in his letter of resignation, “Stericycle internal policy is clear regarding the requirement for all its employees to avoid actual or potential conflicts of interest whenever a Stericycle employee becomes involved with another business or organization outside of the company.”

A copy of Mr. ten Brink’s letter of resignation is filed with this Report as Exhibit 17.1, and a copy of Mr. Kogler’s letter of resignation is filed with this Report as Exhibit 17.2.

Election of Director

On June 15, 2015, our Board of Directors, upon the recommendation of the Board’s Nominating and Governance Committee, elected Clayton K. Trier as a director to fill one of the vacancies arising as a result of the resignations of Frank J.M. ten Brink and Richard T. Kogler and appointed him to serve as Chairman of the Board’s Audit Committee.

Mr. Trier is a private investor based in Houston, Texas. Since 2005, Mr. Trier has served as a director and chair of the audit committee of U.S. Physical Therapy, Inc. (NYSE: USPH), one of the largest operators of outpatient rehabilitation and physical therapy clinics in the United States. Since 2008, Mr. Trier has served as a director of CHI/St. Luke’s Health System, which operates a large academic hospital in the Texas Medical Center and several community hospitals throughout Southeast Texas.

From 1974 to 1987, Mr. Trier worked as an accountant at Arthur Andersen, where he became a partner in 1983. From 1987 to 1991, Mr. Trier was President and Chief Executive Officer of Allwaste, Inc., an environmental services company that was listed on Nasdaq and then on the NYSE before being privately acquired. He was also a founder and former Chairman and Chief Executive Officer of U.S. Delivery Systems, Inc. from 1993 to 1997, which developed the first national network providing same-day delivery service. Before it was acquired in 1996, U.S. Delivery was listed on the NYSE. In addition, Mr. Trier was a founder of Digital Music Group, Inc. (“DMGI”) and, from September 2005 through May 2008, served as its non-executive Chairman of the Board. DMGI, listed on NASDAQ in 2006. He holds a BBA degree in Accounting from Lamar University and is a CPA.

There was no arrangement or understanding pursuant to which Mr. Trier was elected a director, and there have been no related party transactions between us and Mr. Trier.

Item 7.01	Regulation FD Disclosure

On June 17, 2015, we issued a press release announcing the resignations of Frank J.M. ten Brink and Richard T. Kogler as directors and the election of Clayton K. Trier as a director and chair of the Board’s Audit Committee. The press release is filed as Exhibit 99.1 to this Report and is incorporated herein by reference.

The information contained in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of, or otherwise regarded as filed under, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or in the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

17.1	Frank J.M. ten Brink letter of resignation dated June 11, 2015

17.2	Richard T. Kogler letter of resignation dated June 11, 2015

99.1	Press release dated June 17, 2015

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2015.

Fenix Parts, Inc.

By	/s/ Kent Robertson
Kent Robertson
President and Chief Executive Officer